Exhibit 99.1

Arrow Electronics Acquires the Distribution Business of Seed International Ltd.

-- Geographic expansion in China --

MELVILLE, N.Y.--(BUSINESS WIRE)--June 27, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has signed a definitive agreement pursuant to which Arrow will acquire all of the assets and operations of the distribution business of Seed International Ltd (“Seed”).

Seed is a value-added distributor of embedded products with 14 offices across China. The company is primarily focused on Texas Instruments products, and is well known in China as a strong technical service provider with Digital Signal Processor (DSP) specialization.

“Seed is a highly recognized brand for value-added distribution and engineering. This acquisition brings Arrow an expanded presence in China while strengthening our relationship with a key supplier,” said Peter T. Kong, president, Arrow Global Components. “This transaction should enhance our market position through increased demand creation activities and greater customer penetration in this fast-growing market.”

Seed is headquartered in Beijing, China, and has approximately 200 employees, with 100 in value-added engineering. The company’s sales for the latest fiscal year were approximately $90 million. The acquisition is subject to regulatory approval and is expected to close during the third quarter of 2011.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President
Finance and Operations & Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, Corporate Communications